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                                                                    Exhibit 21.1
LIST OF THE COMPANY'S SUBSIDIARIES

Tri-Quad Enterprises, Inc., a Connecticut corporation.

Universal Access, Inc., a company organized under the laws of Delaware.

Universal Access Communications Inc., a company organized under the laws of Delaware.

Universal Access of Virginia, Inc., a Public Service Company under the laws of the Commonwealth of Virginia.

Universal Access Hong Kong Limited, a company organized under the laws of Hong Kong.

Universal Access Singapore Pte. Ltd., a company organized under the laws of Singapore.

Universal Access Germany GmbH, a company organized under the laws of Germany.

Universal Access Ireland Limited, a company organized under the laws of Ireland.

Universal Access B.V., a company organized under the laws of the Netherlands.

Universal Access Europe B.V., a company organized under the laws of the Netherlands.

Universal Access Holdings B.V., a company organized under the laws of the Netherlands.

Universal Access International B.V., a company organized under the laws of the Netherlands.

Universal Access Switzerland Sarl, a company organized under the laws of Switzerland.

Universal Access Services Co. Ltd., a company organized under the laws of England and Wales.

Universal Access UK Limited, a company organized under the laws of England and Wales.

Universal Access (Bermuda), Ltd., a company organized under the laws of Bermuda.

Universal Access Canada Inc., a company organized under the laws of Canada.

Universal Access Mexico S. de R.L. de C.V., a company organized under the laws of Mexico.